Exhibit (d)(2)

June 13, 2023

CONFIDENTIAL

Foresite Capital Management, LLC
900 Larkspur Landing Circle, Suite 150
Larkspur, CA 94939

Ladies and Gentlemen:

In connection with the consideration of a possible negotiated transaction (a “Transaction”) between Pardes Biosciences, Inc. (“Pardes”) and Foresite Capital Management, LLC (the “Counterparty” and together with Pardes, the “Parties” and each of them, a “Party”), each Party has furnished or may furnish to the other Party certain information that is proprietary, non-public and/or confidential concerning it, its affiliates or subsidiaries and/or its business, including Confidential Information.

1.
As a condition to furnishing such information, the Party furnishing the information (the “Disclosing Party”) requires that the Party receiving the information (the “Receiving Party”) agree to treat, and direct its Representatives (as defined in Section 18(e)) to treat, confidentially any information, data, forecasts, cash projections, financial or business plans and affairs, process letter, projections, products and product development plans, marketing plans, information regarding customers, clients, employee contracts and contract terms, inventions, processes, know- how (whether prepared by the Disclosing Party, its affiliates, subsidiaries, agents, advisors or otherwise, and whether oral, written or electronic) that the Disclosing Party or any of its Representatives has furnished or may hereafter furnish to the Receiving Party or its Representatives, or is otherwise received by the Receiving Party or its Representatives through due diligence investigation or discussions with employees or other Representatives of the Disclosing Party (being collectively referred to herein as the “Confidential Information”), and to take or abstain from taking certain other actions set forth herein.

2.
The term “Confidential Information” does not include information that (a) is already in the Receiving Party’s possession (provided that such information is not known by the Receiving Party to be subject to a legal, contractual or fiduciary obligation of confidentiality to the Disclosing Party or any of its Representatives), (b) is or becomes available to the public other than as a result of a breach of the terms hereof by the Receiving Party or its Representatives, (c) is received or obtained by the Receiving Party on a non-confidential basis from a source other than the Disclosing Party or its Representatives (provided that such source is not known by the Receiving Party to be bound by a legal, contractual or fiduciary obligation of confidentiality to the Disclosing Party or any other party) or (d) is independently acquired or developed by the Receiving Party or its Representatives without use of any Confidential Information.

3.
The Receiving Party hereby agrees that the Confidential Information will be used by the Receiving Party and its Representatives (as defined in Section 18(e)) solely for the purpose of evaluating, proposing, negotiating, or consummating a possible Transaction and for no other purpose, and will be kept confidential by the Receiving Party and its Representatives and will not be disclosed to any other person; provided that any of such information may only be disclosed to the Receiving Party’s Representative who (a) need to know such information solely for the purpose of evaluating, proposing, negotiating or consummating any such possible Transaction, (b) have been advised of this letter agreement and the confidential nature of the Confidential Information and the Transaction Information and (c) have agreed to a non-disclosure agreement (or who are otherwise bound by professional duties of confidentiality) that covers the Confidential Information. Any action by any of the Receiving Party’s Representatives that would constitute a breach of the terms of this letter agreement applicable to Representatives, unless such Representative has entered into a separate confidentiality agreement with the Disclosing Party. Furthermore, the Receiving Party hereby agrees to take reasonable measures to restrain its Representatives from prohibited or unauthorized disclosure or use of such Confidential Information. The Confidential Information shall remain the property of the Disclosing Party, and disclosure to the Receiving Party shall not confer any rights (including any intellectual property rights) with respect to such Confidential Information, other than limited use rights specifically set forth in this letter agreement. The Receiving Party agrees that it will take reasonable measures to protect the secrecy of and avoid disclosure or use of Confidential Information in order to prevent it from falling into the public domain or the possession of any person or entity other than those persons or entities authorized hereunder to have any such information, and it will promptly notify the Disclosing Party of any breach of this letter agreement by it or an action by any of its Representatives that would constitute a breach of the terms of this letter agreement applicable to Representatives which comes to its attention.

Foresite Capital Management, LLC
June 13, 2023

4.
Each Party hereby acknowledges that it is aware, and that it will advise its Representatives who are informed or, to such Party’s knowledge, become aware of the matters that are the subject of this letter, that the United States securities laws prohibit any person who has received from an issuer material, nonpublic information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

5.
In the event that the Receiving Party or any of its Representatives receives a request, or is required, to disclose all or any part of the information contained in the Confidential Information (or to make any disclosure of information, including the Transaction Information, otherwise prohibited by this letter agreement) under the terms of a subpoena, order or other document issued by a court or governmental or regulatory body of competent jurisdiction or under any applicable law, regulation, governmental proceeding or stock exchange rule, the Receiving Party agrees to (a) except to the extent prohibited by applicable law, promptly notify the Disclosing Party of the existence, terms and circumstances surrounding such a request or requirement so that the Disclosing Party may, at its expense, seek an appropriate protective order or other remedy and/or waive the Receiving Party’s compliance with the applicable provisions of this letter agreement (and, if the Disclosing Party seeks such an order or other remedy, the Receiving Party agrees to exercise reasonable efforts to provide such cooperation as the Disclosing Party may reasonably request at the Disclosing Party’s expense) and (b) if disclosure of such information is required upon the advice of the Receiving Party’s legal counsel, notify the Disclosing Party (if legally permitted) in writing of such information to be disclosed promptly as practicable, exercise commercially reasonable efforts (at the Disclosing Party’s sole cost and expense) to obtain an order or other reliable assurance that confidential treatment will be accorded to such of the disclosed information that the Disclosing Party so designates and then disclose only that portion of the Confidential Information that is legally required to be disclosed. In any event, the Receiving Party agrees that it will not oppose any action by the Disclosing Party to obtain an appropriate protective order or other remedy with respect to such information.

Foresite Capital Management, LLC
June 13, 2023

6.
Each Party agrees that it will not, and will direct its Representatives not to, disclose to any person (other than to its Representatives who need to know such information solely for the purpose of a possible Transaction): (i) the fact that investigations, discussions or negotiations are taking place or have taken place concerning a possible Transaction, (ii) any of the terms, conditions or other facts with respect to any such possible Transaction, including the status thereof or the other Party’s consideration of a possible Transaction, (iii) that the Parties or any of their respective affiliates or subsidiaries are or have been considering or reviewing a transaction involving or relating to the other Party or (iv) that this letter agreement exists or that Confidential Information has been requested or made available to the Receiving Party or its Representatives (clauses (i) – (iv) collectively, “Transaction Information”).

7.
This letter agreement does not constitute or create any obligation of the Disclosing Party to provide any information to the Receiving Party. Each Party understands that neither the other Party nor any of its Representatives have made or make any express or implied representation or warranty as to the accuracy or completeness of the Confidential Information, and agrees that neither Party nor its Representatives shall have any liability to the other Party or its Representatives or stockholders on any basis (including in contract, tort, under federal or state securities laws or otherwise), in each case, except as may be expressly provided in any definitive agreement with respect to any Transaction. No Party hereto will disclose to the other any protected health information as defined by the Health Insurance Portability and Accountability Act of 1996 (as amended) (“HIPAA”). All information disclosed, to the extent applicable, shall be de-identified prior to disclosure, consistent with HIPAA and any applicable state legal definitions of de- identification and the Receiving Party will make no attempt at re-identification. If a Receiving Party discovers that such protected health information has been inadvertently disclosed, it shall immediately notify the Disclosing Party and shall hold such information strictly confidential, use it for not purpose whatsoever and follow the Disclosing Party’s directions at the Disclosing Party’s expense with respect to return or destruction (and certification of such destruction) of such information.

8.
At the written request of the Disclosing Party, the Receiving Party and its Representatives shall promptly, at the Receiving Party’s election, either (a) return to the Disclosing Party all of the written or electronic Confidential Information received from the Disclosing Party or (b) destroy all of the written or electronic Confidential Information then in the Receiving Party or its Representatives’ possession. In either event, the Receiving Party shall also destroy all written or electronic data developed or derived from the Confidential Information that contains Confidential Information disclosed by the Disclosing Party, and shall direct its Representatives to do likewise. All return and/or destruction pursuant to this Section 8 shall be confirmed in writing (email being sufficient) to the Disclosing Party by an authorized representative. In such event, all of the oral Confidential Information and the Transaction Information shall remain subject to the terms of this letter agreement. Notwithstanding anything to the contrary in the foregoing, the Receiving Party and its Representatives are permitted to retain Confidential Information (i) to the extent required to be retained by a regulator, bank examiner or pursuant to applicable law or regulation or (ii) that is automatically maintained on routine computer system backup tapes, disks or other backup storage devices; provided that such materials referenced in this sentence shall remain subject to the terms of this letter agreement applicable to the Confidential Information for the term hereof.

Foresite Capital Management, LLC
June 13, 2023

9.
Neither the Counterparty nor any of its Representatives acting on its behalf will knowingly initiate or cause to be initiated any (a) communication concerning the Confidential Information with any third party other than its Representatives, (b) requests for meetings with management of Pardes in connection with a possible Transaction or (c) any other communication relating to Pardes (other than in the ordinary course of business) or a possible Transaction, in each case with any director, officer or employee of Pardes or any of its subsidiaries (who has not been designated by Pardes to receive such communications). Any requests for information, meetings or discussions relating to a possible Transaction should be directed solely to Pardes’ financial adviser, SVB Securities LLC, unless otherwise specified in writing by Pardes.

10.
The Counterparty agrees that, for a period of 12 months from the date of this letter agreement (the “Standstill Period”), neither the Counterparty nor any of its controlled affiliates that receive Pardes Confidential Information will, directly or indirectly, and will not encourage or assist others to, without the prior written invitation of the special committee of Pardes’ Board of Directors:

(1)
acquire or agree, offer, seek or propose to acquire, or cause to be acquired, ownership (including any voting right or beneficial ownership as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of any voting securities of Pardes or any of its subsidiaries or any option, forward contract, swap or other position with a value derived from voting securities of Pardes or any of its subsidiaries or conveying the right to acquire or vote securities of Pardes or any of its subsidiaries, or any ownership of any of the assets or businesses of Pardes or any of its subsidiaries, or any rights or options to acquire any such ownership (including from a third party);

(2)
make, or in any way participate in, any “solicitation” (as such terms is defined in Rule 14a-1 under the Exchange Act, including any otherwise exempt solicitation pursuant to Rule 14a-2(b) under the Exchange Act) to vote or seek to advise or influence in any manner whatsoever any person with respect to the voting of any securities of Pardes or any of its subsidiaries;

(3)	form, join, or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any voting securities of Pardes or any of its subsidiaries;

(4)
arrange, or in any way participate in, any financing for the purchase of any voting securities or securities convertible or exchangeable into or exercisable for any voting securities or assets of Pardes or any of its subsidiaries;

(5)
propose, alone or with others, to Pardes or any of its stockholders any merger, business combination, tender or exchange offer, restructuring, recapitalization, liquidation of or other transaction (a “Business Combination Transaction”) with or involving Pardes or any of its subsidiaries or otherwise act, whether alone or with others, to seek to control, change or influence the management, board of directors or policies of Pardes, or nominate any person as a director of Pardes, or propose any matter to be voted upon by the stockholders of Pardes;

Foresite Capital Management, LLC
June 13, 2023

(6)
solicit or provide any information to any person with respect to a merger, business combination, tender or exchange offer, restructuring, recapitalization, liquidation of or other transaction with or involving Pardes or any of its subsidiaries or any other acquisition of Pardes or any of its subsidiaries, any acquisition of voting securities of or all or any portion of the assets of Pardes or any of its subsidiaries, or any other similar transaction;

(7)	advise, assist or knowingly encourage any other person in connection with any of the foregoing;

(8)	enter into any discussions, negotiations, arrangements or understandings with any third party with respect to, any of the foregoing, or announce an intention to do so;

(9)	take any action that would reasonably be expected to require the other Party to make a public announcement regarding any of the types of matters set forth in this Section 10; or

(10)	disclose any intention, plan or arrangement inconsistent with the foregoing.

Notwithstanding anything to the contrary in this Section 10, nothing shall prevent a private communication to the special committee of Pardes’ Board of Directors which does not require public disclosure by Pardes (whether under applicable law or under the rules of its securities exchange, but other than in a proxy statement or Schedule 14d-9 with respect to a Transaction following execution of a definitive agreement between the Parties); provided that the contents, subject and existence of any such communications shall constitute Confidential Information hereunder.

The standstill restrictions set forth in this Section 10 will be of no further force and effect in the event that (a) Pardes shall have entered into a definitive agreement with a third party providing for a transaction that upon consummation would result in either (i) the beneficial ownership by any person or group of more than 50% of the outstanding voting equity securities of Pardes or any of its subsidiaries or the sale of all or substantially all of the consolidated assets of Pardes and its subsidiaries or (ii) the voting equity securities of Pardes outstanding immediately prior to such transaction constituting 50% or less of the voting equity securities of the resulting entity of such transaction or its parent company (an “Acquisition”), or (b) a third party commences a tender or exchange offer which if consummated would result in transaction described in the preceding clause (a) and Pardes and its board of directors either accepts or does not publicly reject such offer within ten (10) business days of the commencement thereof (which such rejection is not subsequently modified). From and after the expiration or termination of the standstill restrictions set forth in this Section 10, this letter agreement shall not prevent or restrict the disclosure of Transaction Information if and solely to the extent required (based on the advice of a Party’s counsel) by applicable law, regulation, stock exchange rule or by legal, judicial or regulatory process.

Foresite Capital Management, LLC
June 13, 2023

11.
The Receiving Party acknowledges that the Disclosing Party may be entitled to the protections of the attorney work-product doctrine, attorney-client privilege or similar protections or privileges with respect to portions of the Confidential Information. The Disclosing Party is not waiving, and will not be deemed to have waived or diminished, any of its attorney work-product protections, attorney-client privileges or similar protections or privileges as a result of the disclosure of such Confidential Information pursuant to this letter agreement. The Parties (a) share a common legal and commercial interest in such Confidential Information, (b) may become joint defendants in proceedings to which such Confidential Information relates and (c) intend that such protections and privileges remain intact should either Party become subject to any actual or threatened proceeding to which such Confidential Information relates. In furtherance of the foregoing, the Receiving Party will not claim or contend, in proceedings involving either Party, that the Disclosing Party waived the protections of the attorney work-product doctrine, attorney- client privilege or similar protections or privileges as a result of the disclosure of such Confidential Information pursuant to this letter agreement.

12.
Each Party acknowledges and agrees that the other Party may be irreparably injured by a breach of this letter agreement by the first Party or its Representatives and that money damages may be an inadequate remedy for an actual or threatened breach of this letter agreement because of the difficulty of ascertaining the amount of damage that will be suffered by the other Party in the event that this letter agreement is breached. Therefore, each Party agrees that the other Party shall be entitled to specific performance of this letter agreement and injunctive or other equitable relief in favor of the other Party as a remedy for any such breach. Such remedy shall not be deemed to be the exclusive remedy for a Party’s breach of this letter agreement, but shall be in addition to all other remedies available at law or equity to the other Party.

13.
No failure or delay by either Party in exercising any right, power or privilege under this letter agreement shall operate as a waiver thereof, and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

14.
No contract or agreement providing for a Transaction shall be deemed to exist unless and until a definitive agreement has been executed and delivered by each of the parties thereto. Accordingly, each Party agrees that unless and until any definitive agreement with respect to a Transaction has been executed and delivered by the Parties, neither of the Parties nor any of their affiliates or subsidiaries will be under any legal obligation of any kind whatsoever with respect to such a Transaction by virtue of this or any written or oral expression with respect to such Transaction by any of its directors, officers, employees, agents or any other Representatives, except for the matters specifically agreed in this letter agreement and as may be set forth in any such definitive agreement. Each Party further acknowledges and agrees that (a) the other Party shall have no obligation to authorize or pursue with it any Transaction, (b) it understands that the other Party has not, as of the date hereof, authorized or made any decision to pursue any such Transaction and (c) each Party reserves the right, in its sole and absolute discretion and without giving any reason therefor, to reject all proposals and to terminate discussions, negotiations and access to the Confidential Information, in each case at any time. For purposes of this letter agreement, the term “definitive agreement” does not include an executed letter of intent or any other preliminary written agreement, nor does it include any written or oral offer or bid or any written or oral acceptance thereof.

Foresite Capital Management, LLC
June 13, 2023

15.
This letter agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and assigns. This letter agreement contains the entire agreement between the Parties concerning the subject matter hereof and supersedes (i) all previous agreements, written or oral, between the Parties or their respective affiliates, relating to the subject matter hereof and (ii) any “click wrap” or other agreement that must be agreed to in order to access an electronic data room or other document storage environment. No waiver of the terms and conditions hereof will be binding unless approved in writing by the Party against which such waiver is sought to be enforced. No amendment of this letter agreement will be binding unless approved in writing by both Parties.

16.
If any term, provision, covenant or restriction of this letter agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this letter agreement shall remain in full force and effect to the fullest extent permitted by law and shall in no way be affected, impaired or invalidated.

17.
This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements entered into and performed solely within the State of Delaware, without regard to any principles of conflicts of law that would refer a matter to another jurisdiction. EACH PARTY ALSO HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO SUBMIT TO THE JURISDICTION OF THE CHANCERY COURT OF THE STATE OF DELAWARE LOCATED IN WILMINGTON, DELAWARE, AND RELATED APPELLATE COURTS, AND OF THE UNITED STATES OF AMERICA LOCATED IN DELAWARE, for any actions, suits or proceedings arising out of, or relating to, this letter agreement or the transactions contemplated hereby, and each Party agrees not to commence any action, suits or proceeding relating thereto except in such courts. Each Party further agrees that service of any process, summons, notices or documents by U.S. registered mail, postage prepaid, to its address set forth in this letter agreement shall be effective service for process for any action, suit or proceeding brought against such Party in any such court. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this letter agreement or the transactions contemplated hereby, in the courts of the State of Delaware or the United States of America located in the State of Delaware. Each Party hereby further irrevocably and unconditionally waives any right to trial by jury and waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

18.
For purposes of this letter agreement, (a) the term “person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental or regulatory body or other entity; (b) the term “affiliate” means, when used with respect to any party, a person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such party; (c) the term “subsidiary” means, when used with respect to any party, (i) a person that is directly or indirectly controlled by such party, (ii) a person of which such party beneficially owns, either directly or indirectly, more than 50% of the total combined voting power of all classes of voting securities of such person, the total combined equity interests of such person or the capital or profit interests, in the case of a partnership or (iii) a person of which such party has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body of such person; (d) the term “control” means, when used with respect to any specified person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or other interests, by contract, agreement or otherwise and (e) the term “Representative” means, when used with respect to any party, such party’s subsidiaries and affiliates and its and its subsidiaries’ and affiliates’ respective directors, employees, affiliates, consultants, attorneys, agents, partners and advisors, provided that the term “Representative” with respect to Counterparty shall include Foresite Labs, LLC, the funds advised by Foresite Capital Management, LLC and affiliates of such entities.

Foresite Capital Management, LLC
June 13, 2023

19.
This letter agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which shall constitute the same agreement. Signatures to this letter agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

20.
Except as otherwise explicitly stated herein, this letter agreement and all obligations hereunder shall terminate two years after the date of this letter agreement; provided that all matters related thereto in respect of which a claim has been made or an action or proceeding has been instituted on or prior to such date shall survive the expiration of such period until such claim, action or proceeding is finally resolved.

21.
The parties acknowledge and agree that Counterparty and its Representatives (a) invest in, form, operate, mentor, take roles with, act as directors for, and monitor companies (collectively, the “Foresite’s Business”), and (b) receive confidential information in connection with Foresite’s Business from many sources about opportunities that may involve similar, identical or competing technologies, products, processes, methodologies, services, target disease states, strategic partners or investors. Pardes agrees that neither Counterparty’s execution of this letter agreement nor the receipt of any Confidential Information hereunder shall (i) obligate Counterparty to receive any Confidential Information from, invest in or enter into any agreement or arrangement with Pardes, (ii) limit or prevent in any way Counterparty from engaging in Foresite’s Business, regardless of whether it is similar or identical to, or competitive with, any current or proposed business of Pardes, (iii) subject Counterparty or any of its officers, directors, managers, equity holders, personnel, consultants and advisors to any liability in connection with engaging in Foresite’s Business (including any liability for indirect, exemplary, special, incidental or consequential damages or lost profits), or (iv) restrict the disclosure or use by any individual (whether or not on behalf of Counterparty) of information retained in her or his unaided memory, in each case so long as Counterparty complies with the non-disclosure and non-use obligation set forth in this letter agreement. Any disclosure by Disclosing Party of any intellectual property to Receiving Party or its Representatives does not constitute “notice” to any of these other companies for the purposes of 35 USC 284.

[Signature Page Follows]

If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this letter agreement, which will constitute our agreement with respect to the matters set forth herein.

Very truly yours,

PARDES BIOSCIENCES, INC.

By:	/s/ Elizabeth Lacy
Name:	Elizabeth Lacy
Title:	General Counsel

Accepted, Confirmed and Agreed:

Foresite Capital Management, LLC

By:	/s/ James B. Tananbaum
Name:	James B. Tananbaum
Title:	Chief Executive Officer